     Exhibit 99.1
ZENDESK ANNOUNCES FIRST QUARTER 2022 RESULTS

Highlights:

•First quarter revenue increased 30% year-over-year to $388.3 million
•First quarter GAAP operating loss of $60.6 million and non-GAAP operating income of $20.2 million

SAN FRANCISCO – April 28, 2022 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the first quarter ended March 31, 2022, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the First Quarter 2022

Revenue was $388.3 million for the quarter ended March 31, 2022, an increase of 30% over the prior year period. GAAP net loss for the quarter ended March 31, 2022 was $66.9 million, and GAAP net loss per share (basic and diluted) was $0.55. Non-GAAP net income was $15.1 million, and non-GAAP net income per share was $0.12 (basic and diluted). Non-GAAP net income excludes approximately $67.5 million in share-based compensation and related expenses (including $3.2 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $11.4 million of acquisition-related expenses, $1.8 million of amortization of purchased intangibles, and $1.2 million of amortization of debt issuance costs. GAAP net loss per share for the quarter ended March 31, 2022 was based on 122.0 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended March 31, 2022 was based on 122.0 million weighted average shares outstanding (basic) and 126.8 million weighted average shares outstanding (diluted).

Outlook

As of April 28, 2022, Zendesk provided guidance for the quarter ending June 30, 2022 and the full year ending December 31, 2022.
For the quarter ending June 30, 2022, Zendesk expects to report:
•Revenue in the range of $402 - 408 million
•GAAP operating income (loss) in the range of $(65) - (59) million, which includes share-based compensation and related expenses of approximately $80 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Non-GAAP operating income in the range of $18 - 24 million, which excludes share-based compensation and related expenses of approximately $80 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Approximately 123 million weighted average shares outstanding (basic)
•Approximately 138 million weighted average shares outstanding (diluted)
For the full year ending December 31, 2022, Zendesk expects to report:
•Revenue in the range of $1.685 - 1.710 billion
•GAAP operating income (loss) in the range of $(221) - (201) million, which includes share-based compensation and related expenses of approximately $316 million, acquisition-related expenses of approximately $15 million, and amortization of purchased intangibles of approximately $7 million
•Non-GAAP operating income in the range of $117 - 137 million, which excludes share-based compensation and related expenses of approximately $316 million, acquisition-related expenses of approximately $15 million, and amortization of purchased intangibles of approximately $7 million
•Approximately 124 million weighted average shares outstanding (basic)
•Approximately 140 million weighted average shares outstanding (diluted)
•Free cash flow in the range of $175 - 190 million

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2022 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2022 is not available without unreasonable effort.

This guidance may be affected by strategic decisions related to our corporate real estate. In the second quarter of 2022, our Board of Directors approved a plan to cease use or sublease certain leased premises across our real estate portfolio. As a result, we expect to record impairment charges in the second quarter of 2022, which could range up to $26 million. These impairments will be excluded from non-GAAP operating income. Refer to Form 10-Q for the quarter ended March 31, 2022 for additional information.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, real estate impairments, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a live video webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, April 28, 2022 to discuss the results. The live video webcast can be accessed through Zendesk’s investor relations website at https://investor.zendesk.com. A replay of the webcast will be available for 12 months.

About Zendesk

Zendesk started the customer experience revolution in 2007 by enabling any business around the world to take their customer service online. Today, Zendesk is the champion of great service everywhere for everyone, and powers billions of conversations, connecting more than 100,000 brands with hundreds of millions of customers over telephony, chat, email, messaging, social channels, communities, review sites and help centers. Zendesk products are built with love to be loved. The company was conceived in Copenhagen, Denmark, built and grown in California, taken public in New York City, and today employs more than 6,000 people across the world. Learn more at www.zendesk.com.

References to Zendesk, the “Company,” “our,” or “we” in this press release refer to Zendesk, Inc. and its subsidiaries on a consolidated basis.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (ii) the intensely competitive market in which Zendesk operates; (iii) the development of the market for software as a service business software applications; (iv) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (v) Zendesk’s ability to effectively market and sell its products to larger enterprises; (vi) Zendesk’s ability to develop or acquire and market new products and to support its products on a unified, reliable shared services platform; (vii) Zendesk’s reliance on third-party services, including services for hosting, email, and messaging; (viii) Zendesk’s ability to retain key employees and attract qualified personnel, particularly in the primary regions Zendesk operates; (ix) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (x) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (xi) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xii) real or perceived errors, failures, or bugs in Zendesk’s products; (xiii) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xiv) Zendesk’s ability to securely maintain customer data and prevent, mitigate, and respond effectively to both historical and future data breaches; (xv) Zendesk’s ability to comply with privacy and data security regulations; (xvi) Zendesk’s ability to optimize the pricing for its solutions; and (xvii) other adverse changes in general economic or market conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Annual

Report on Form 10-K for the year ended December 31, 2021. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$388,327	$298,048
Cost of revenue	75,678	60,894
Gross profit	312,649	237,154
Operating expenses:
Research and development	108,077	73,783
Sales and marketing	201,660	157,518
General and administrative	63,538	43,133
Total operating expenses	373,275	274,434
Operating loss	(60,626)	(37,280)
Other income (expense), net:
Interest expense	(3,121)	(14,415)
Interest and other income (expense), net	838	5,084
Total other income (expense), net	(2,283)	(9,331)
Loss before provision for income taxes	(62,909)	(46,611)
Provision for income taxes	4,037	2,354
Net loss	$(66,946)	$(48,965)
Net loss per share, basic and diluted	$(0.55)	$(0.42)
Weighted-average shares used to compute net loss per share, basic and diluted	121,962	117,912

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$496,039	$476,103
Marketable securities	602,591	539,780
Accounts receivable, net of allowance for credit losses of $6,923 and $6,190 as of March 31, 2022 and December 31, 2021, respectively	224,146	273,898
Deferred costs	76,818	72,042
Prepaid expenses and other current assets	73,455	56,809
Total current assets	1,473,049	1,418,632
Marketable securities, noncurrent	491,682	559,652
Property and equipment, net	99,556	97,815
Deferred costs, noncurrent	74,895	72,553
Lease right-of-use assets	67,671	69,936
Goodwill and intangible assets, net	195,279	197,098
Other assets	35,595	35,593
Total assets	$2,437,727	$2,451,279

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,185	$49,213
Accrued liabilities	51,521	50,075
Accrued compensation and related benefits	133,368	138,127
Deferred revenue	522,532	512,933
Lease liabilities	20,503	21,253
Current portion of convertible senior notes, net	148,508	139,738
Total current liabilities	907,617	911,339
Convertible senior notes, net	1,136,378	979,350
Deferred revenue, noncurrent	3,988	4,277
Lease liabilities, noncurrent	59,180	63,212
Other liabilities	3,464	3,883
Total liabilities	2,110,627	1,962,061

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,223	1,215
Additional paid-in capital	1,465,489	1,637,157
Accumulated other comprehensive loss	(13,537)	(8,911)
Accumulated deficit	(1,126,075)	(1,140,243)
Total stockholders’ equity	327,100	489,218
Total liabilities and stockholders’ equity	$2,437,727	$2,451,279

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(66,946)	$(48,965)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,317	9,515
Share-based compensation	63,938	52,374
Amortization of deferred costs	20,325	14,757
Amortization of debt discount and issuance costs	1,221	12,525
Allowance for credit losses on accounts receivable	2,309	3,168
Other, net	2,815	(965)
Changes in operating assets and liabilities:
Accounts receivable	47,992	16,370
Prepaid expenses and other current assets	(12,574)	(467)
Deferred costs	(26,876)	(20,984)
Lease right-of-use assets	4,632	4,464
Other assets and liabilities	(488)	316
Accounts payable	(17,805)	5,797
Accrued liabilities	3,679	(2,078)
Accrued compensation and related benefits	(22,585)	(20,113)
Deferred revenue	7,832	13,419
Lease liabilities	(6,574)	(5,538)
Net cash provided by operating activities	11,212	33,595
Cash flows from investing activities
Purchases of property and equipment	(7,438)	(3,061)
Internal-use software development costs	(3,016)	(4,468)
Purchases of marketable securities	(166,206)	(305,310)
Proceeds from maturities of marketable securities	118,329	198,564
Proceeds from sales of marketable securities	39,763	36,599
Net cash used in investing activities	(18,568)	(77,676)
Cash flows from financing activities
Proceeds from exercises of employee stock options	10,817	3,931
Proceeds from employee stock purchase plan	17,826	15,184
Taxes paid related to net share settlement of share-based awards	(1,694)	(2,800)
Net cash provided by financing activities	26,949	16,315
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	19,579	(27,774)
Cash, cash equivalents and restricted cash at beginning of period	477,350	407,859
Cash, cash equivalents and restricted cash at end of period	$496,929	$380,085

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended March 31,
	2022	2021
Reconciliation of gross profit and gross margin
GAAP gross profit	$312,649	$237,154
Plus: Share-based compensation	6,177	4,486
Plus: Employer tax related to employee stock transactions	247	453
Plus: Amortization of purchased intangibles	1,178	1,219
Plus: Acquisition-related expenses	—	69
Plus: Amortization of share-based compensation capitalized in internal-use software	424	384
Non-GAAP gross profit	$320,675	$243,765
GAAP gross margin	81%	80%
Non-GAAP adjustments	2%	2%
Non-GAAP gross margin	83%	82%

Reconciliation of operating expenses
GAAP research and development	$108,077	$73,783
Less: Share-based compensation	(19,287)	(15,673)
Less: Employer tax related to employee stock transactions	(882)	(1,427)
Less: Acquisition-related expenses	(1,338)	(968)
Less: Amortization of share-based compensation capitalized in internal-use software	(17)	(17)
Non-GAAP research and development	$86,553	$55,698
GAAP research and development as percentage of revenue	28%	25%
Non-GAAP research and development as percentage of revenue	22%	19%

GAAP sales and marketing	$201,660	$157,518
Less: Share-based compensation	(26,800)	(23,232)
Less: Employer tax related to employee stock transactions	(1,196)	(2,069)
Less: Amortization of purchased intangibles	(642)	(642)
Less: Acquisition-related expenses	(373)	(48)
Non-GAAP sales and marketing	$172,649	$131,527
GAAP sales and marketing as percentage of revenue	52%	53%
Non-GAAP sales and marketing as percentage of revenue	44%	44%

GAAP general and administrative	$63,538	$43,133
Less: Share-based compensation	(11,674)	(8,983)
Less: Employer tax related to employee stock transactions	(845)	(1,164)
Less: Acquisition-related expenses	(9,724)	(322)
Non-GAAP general and administrative	$41,295	$32,664
GAAP general and administrative as percentage of revenue	16%	14%
Non-GAAP general and administrative as percentage of revenue	11%	11%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(60,626)	$(37,280)
Plus: Share-based compensation	63,938	52,374
Plus: Employer tax related to employee stock transactions	3,170	5,113
Plus: Amortization of purchased intangibles	1,820	1,861
Plus: Acquisition-related expenses	11,435	1,407
Plus: Amortization of share-based compensation capitalized in internal-use software	441	401
Non-GAAP operating income	$20,178	$23,876
GAAP operating margin	(16)%	(13)%
Non-GAAP adjustments	21%	21%
Non-GAAP operating margin	5%	8%

	Three Months Ended March 31,
	2022	2021
Reconciliation of net income (loss)
GAAP net loss	$(66,946)	$(48,965)
Plus: Share-based compensation	63,938	52,374
Plus: Employer tax related to employee stock transactions	3,170	5,113
Plus: Amortization of purchased intangibles	1,820	1,861
Plus: Acquisition-related expenses	11,435	1,407
Plus: Amortization of share-based compensation capitalized in internal-use software	441	401
Plus: Amortization of debt discount and issuance costs	1,221	12,525
Less: Income tax effects and adjustments	23	(3,331)
Non-GAAP net income	$15,102	$21,385

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.55)	$(0.42)
Non-GAAP adjustments to net loss	0.67	0.60
Non-GAAP net income per share, basic	$0.12	$0.18

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.55)	$(0.42)
Non-GAAP adjustments to net loss	0.67	0.59
Non-GAAP net income per share, diluted	$0.12	$0.17

Weighted-average shares used in GAAP per share calculation, basic and diluted	121,962	117,912

Weighted-average shares used in non-GAAP per share calculation
Basic	121,962	117,912
Diluted (1)	126,814	127,230

Computation of free cash flow
Net cash provided by operating activities	$11,212	$33,595
Less: Purchases of property and equipment	(7,438)	(3,061)
Less: Internal-use software development costs	(3,016)	(4,468)
Free cash flow	$758	$26,066

Net cash provided by operating activities margin	3%	11%
Non-GAAP adjustments	(3)%	(2)%
Free cash flow margin	—%	9%

(1) In the first quarter of 2022, we adopted ASU 2020-06, which simplifies the accounting for convertible debt. Under the new standard, companies are required to use the if-converted method for calculating diluted EPS instead of the treasury stock method. For the three months ended March 31, 2022, approximately 11 million shares related to our 2025 convertible notes were excluded from the non-GAAP diluted share amount, as the inclusion of these shares using the if-converted method would have been anti-dilutive.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-Use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Real Estate Impairments: To support an increased percentage of remote teams, Zendesk records impairments for certain assets associated with leased properties, or portions thereof, that it ceases to occupy. Any losses and gains associated with these activities are generally unrelated to financial and operational performance in any particular period and Zendesk believes the exclusion of such losses and gains provides for a more useful comparison of operational performance in comparative periods that may or may not include such losses and gains.

Amortization of Debt Discount and Issuance Costs: On January 1, 2022, Zendesk prospectively adopted ASU 2020-06, regarding ASC Topic 470 “Debt” and ASC Topic 815 “Derivatives and Hedging,” which simplifies the accounting for convertible debt. Prior to the adoption of ASU 2020-06, the imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This was a result of the debt discounts recorded for the conversion features of the Notes that were required to be separately accounted for as equity, and debt issuance costs, which reduced the carrying value of the convertible debt instruments. The debt discounts were amortized as interest expense together with the issuance costs of the debt. Upon adoption of the new standard, the liability and equity components of each instrument were recombined into a single liability instrument measured at amortized cost. As a result, from the date of adoption, no debt discount remains and no interest expense related to debt discount amortization will be recorded. Interest expense related to the amortization of debt issuance costs will continue to be recorded over the term of the notes. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk’s current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2022, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2022 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2022 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, acquisition-related expenses, and real estate impairments, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

In August 2020, the Financial Accounting Standards Board issued ASU 2020-06, regarding ASC Topic 470 “Debt” and ASC Topic 815 “Derivatives and Hedging,” which amends the calculation of diluted earnings per share for certain convertible debt instruments, among other changes. Under the new standard, Zendesk is required to use the “if-converted” method to calculate diluted earnings per share for its convertible debt, which assumes conversion of its convertible debt instruments at the beginning of the reporting period, with settlement entirely in shares of common stock, unless the result would be anti-dilutive.

Historically, Zendesk calculated diluted earnings per share for its convertible debt using the “treasury stock” method, which assumes that the principal amount of convertible debt instruments is settled in cash. Accordingly, our diluted shares outstanding are generally expected to increase under the new standard. We adopted this standard in the first quarter of 2022. The total amount of shares underlying the convertible notes is approximately 13 million. Refer to Form 10-Q for the quarter ended March 31, 2022 for further information.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of logos, annual recurring revenue, dollar-based net expansion rate, the percentage of its annual recurring revenue from customer accounts with more than $250,000 in annual recurring revenue and customers with more than $1,000 in annual recurring revenue.

Zendesk's number of logos is a consolidation of paid customer accounts across our solutions, exclusive of Zendesk's legacy Starter plan, free trials, or other free services, as of the end of the period. A paid customer account is one individual billing relationship for subscription to our services. Zendesk calculates its logo number by consolidating paid customer accounts that share common corporate information as a single organization or customer may have multiple paid customer accounts across its solutions to service separate subsidiaries, divisions, or work processes. As of March 31, 2022, Zendesk had approximately 110,300 logos. Zendesk does not currently include in its logo metric logos associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its Sell product, Sunshine Conversations, its legacy Smooch product, free trials, or other free services. We may from time to time refer to "customers" or "brands" in our publicly-available disclosures, each of which refers to our number of logos.

Zendesk determines the number of customers with more than $1,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a logo at the measurement date. The net quarterly change in customers with more than $1,000 in annual recurring revenue is calculated by taking the difference between (i) the number of customers with more than $1,000 in annual recurring revenue as of the measurement date (based on the annual recurring revenue of a logo at the measurement date) and (ii) the number of customers with more than $1,000 in annual recurring revenue as of the date that is the last day of the fiscal quarter immediately prior to the measurement date (based on the annual recurring revenue of a logo at the date that is the last day of the fiscal quarter immediately prior to the measurement date). As of March 31, 2022, this operating metric better aligns with the strategic direction of Zendesk’s business and reduces the volatility in logo count associated with the discontinuation of certain low-priced products in 2021 that generated minimal annual recurring revenue. Annual recurring revenue, which we may refer to as “ARR,” is determined by multiplying monthly recurring revenue by 12.

Zendesk’s dollar-based net expansion rate provides a measurement of our ability to increase revenue across our existing customer base through expansion of authorized agents associated with a logo, upgrades in subscription plans, and the purchase of additional products as offset by contraction and churn in authorized agents associated with a logo, and downgrades in subscription plans. Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its Sell product, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate. Dollar-based net expansion rate is based upon our annual recurring revenue for a set of logos on Zendesk's products.

Monthly recurring revenue is a legal and contractual determination made by assessing the contractual terms, as of the date of determination, as to the revenue we expect to generate in the next monthly period, assuming no changes to the subscription and without taking into account any usage above the subscription base, if any, that may be applicable to such subscription. Zendesk excludes the impact of revenue that it expects to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from its determination of monthly recurring revenue. Zendesk additionally excludes the impact of accounts that are free-trial accounts that did not result in paid subscriptions, and temporary coupons, such as short-term discounts that were applied to certain accounts due to the COVID-19 pandemic, from its annual recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other United States generally accepted accounting principles, or GAAP, financial measure over any period.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products from logos as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue that is generated by customer accounts with more than $250,000 in annual recurring revenue is determined by dividing the total annual recurring revenue from customer accounts with more than $250,000 in annual recurring revenue from our products other than Sell and Sunshine Conversations as of the measurement date by the total annual recurring revenue for all customer accounts from our products other than Sell and Sunshine Conversations as of the measurement date. Zendesk determines the customer accounts with $250,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a customer account at the measurement date. A "customer account" is based on an identifier tracked in our internal sales system as a separate and distinct buying entity.

Zendesk determines the number of customer accounts with more than $1 million in annual recurring revenue as of the measurement date based on the annual recurring revenue of a customer account (as defined above) at the measurement date.

Zendesk determines its bookings as the incremental additional annual recurring revenue from contracts that were entered into during the referenced fiscal quarter. Zendesk determines its net bookings as bookings less any annual recurring revenue lost from contracts which have not been renewed or a decrease in the level of paid services with our solutions over the referenced fiscal quarter.

Zendesk’s annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk’s annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk’s revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Zendesk determines its average deal size by dividing the annual recurring revenue from bookings for our products other than Sell and Sunshine Conversations in a quarter by the number of deals that were entered into during that quarter.

Source: Zendesk, Inc.

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Zendesk, Inc.
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